Exhibit 10.15

DNP FINANCIAL, LLC

PROFESSIONAL SERVICES

AGREEMENT

This PROFESSIONAL SERVICES AGREEMENT (the "Agreement") made as of the 14th day of January 2014, between Principal Solar, Inc. (“Company”), a Delaware corporation with offices at 2700 Fairmont Street, Suite 150, Texas 75201, and DNP Financial, LLC ("DNPF") working through its principal, David N. Pilotte ("Consultant"), with its principal place of business in Plano, Texas.

Whereas, Company desires to engage DNPF to perform certain consulting services for Company, including serving as its Chief Financial Officer duly appointed by the Board of Directors, and

Whereas, Consultant is qualified and desires to perform certain consulting services in accordance with the terms and conditions set forth herein,

NOW, THEREFORE, the parties mutually agree as follows:

1.     The Company hereby engages DNPF to perform such consulting services for the Company as are reflected in Exhibit A and mutually agreed upon by Consultant and Company.

2.     DNPF will be paid at the rate of $275 per hour (including 0% state income tax), plus expenses, for work performed under this Agreement. DNPF will submit an itemized statement of fees and expenses on a monthly basis. All invoices are due within fifteen (15) days of presentation.

Company agrees to reimburse DNPF for all out-of-pocket expenses incurred in performing this engagement including, but not limited to, travel, lodging, meals, equipment rental, vehicle rental, supplies, telephone, fax and photocopying, all of which expenses shall be incurred in compliance with the Company’s travel and entertainment policy in effect from time to time and all shall be subject to approval by the undersigned company representative or as otherwise designated.

3.     Retainer [reserved]

4.     DNPF agrees to perform the services under this Agreement to the general satisfaction of the Company.

5.     DNPF shall at all times remain an independent contractor, not an employee, and, except as contemplated in paragraph 1 hereof, will not have any authority to bind or act on behalf of the Company. DNPF shall be responsible for the payment of all federal, state, and local taxes and any other taxes or business license fees that may be required or incurred by DNPF hereunder.

6.     DNPF will perform the services in accordance with this Agreement at a location of DNPF's discretion or as mutually agreed by the parties.

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7.     DNPF will perform the services in accordance with this Agreement at times and hours of DNPF's discretion or as mutually agreed by the parties.

8.     DNPF agrees, in the performance of the services under this Agreement, to comply with all laws, regulations, and other legal or administrative obligations required by applicable authorities.

9.     This Agreement may be terminated by either party upon sixty (60) days written notice to the other party or immediately by the Company upon written notice to DNPF evidencing default of its obligations hereunder.

10.     DNPF has agreed to execute and make a part hereof the Confidentiality Agreement attached hereto as Exhibit B.

11.     DNPF and Consultant assumes no responsibility or liability under this Agreement other than to render the consulting services called for hereunder in good faith, and shall not be responsible for any action taken by the Company in following or declining to follow any advise or recommendation of Consultant. DNPF shall be liable to Company only for acts of gross negligence or willful or wanton misconduct. DNPF makes no warranties, including warranty of merchantability or fitness, either expressed or implied with respect to any work product. DNPF shall not be liable for any loss or damages resulting from Consultant’s performance or failure to perform or resulting from Company’s reliance on advice given by Consultant. DNPF and Consultant shall not be liable for any consequential or special damages arising out of the performance of work or failure to perform work or services or for advice given.

IN NO EVENT SHALL DNPF OR CONSULTANT BE LIABLE (IN CONTRACT OR TORT, INCLUDING NEGLIGENCE, WHETHER SUCH NEGLIGENCE IS GROSS, SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE, OR BASED ON STRICT LIABILITY) TO THE COMPANY FOR SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES RESULTING FROM DNPF OR CONSULTANT'S PERFORMANCE, NONPERFORMANCE, OR DELAY IN THE PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT.

12.     DNPF or Consultant shall neither exercise authority or control over nor participate in arranging for the disposal of hazardous wastes and shall not have the ability or power to direct corporate activities of the Company regarding hazardous waste transportation, storage, or disposal or other practices relating, in any way, to the Company’s environmental matters. Furthermore, DNPF or Consultant shall not control or have authority over the activities of a facility from which hazardous substances are released and Consultant shall not participate in the management of such a facility. Consultant shall not be liable for any environmental response costs incurred by the Company or others under any applicable state or federal environmental laws, and Company shall indemnify and hold harmless Consultant for any such costs incurred.

13.     To the extent Consultant acts in the capacity of an officer, director or similarly situated authority, whether in name or in fact, the Company shall indemnify Consultant for all acts as though Consultant formally held such officer, director or similar status to the fullest extent authorized by the relevant corporate laws and the Company’s by-laws.

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14.     In case any one or more of the provisions of this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

15.     Neither party shall be responsible for delays or failures in performance resulting from, but not limited to, acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication or power failures, earthquakes, or other disasters.

16.     The undersigned warrants and represents this Agreement has been duly authorized by the Company.

17.     This Agreement shall be construed and enforced in accordance with the laws of the State of Texas.

DNP Financial, LLC	Principal Solar, Inc.

/s/ David N. Pilotte	By: /s/ Michael Gorton
David N. Pilotte, Consultant	Michael Gorton

Title: Chief Executive Officer

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